EXHIBIT 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree and consent to the joint filing on their behalf of the Statement on Schedule 13D, including any amendments thereto, with respect to the shares of common stock of Franchise Group, Inc., and that this agreement shall be included as an Exhibit to Schedule 13D. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D and any amendments thereto.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: August 11, 2023

2013 Douglas R. Rippel Irrevocable Trust

By:	/s/ Douglas R. Rippel
Name: Douglas R. Rippel
Title: Trustee

Douglas R. Rippel

By:	/s/ Douglas R. Rippel

Signature Page to Joint Filing Agreement